Worthington Industries Acquires Heidtman Steel Processing Facility in Cleveland

COLUMBUS, OH – October 7, 2019 - Worthington Industries, Inc. (NYSE: WOR) today announced it has acquired Heidtman Steel Products, Inc.’s pickling and slitting facility located in Cleveland.

“Heidtman’s Cleveland operation is a great addition to our Steel business, further expanding our value-added steel processing capacity," said Worthington Industries Chairman & CEO John McConnell. “The addition of Cleveland will strengthen our pickling capabilities and allow us to expand our presence in an attractive market.”

Heidtman’s 278,000 square-foot facility, constructed in 2004, includes pickling and slitting of hot rolled carbon flat rolled steel for the automotive, heavy truck, agriculture and heavy equipment markets and is adjacent to the ArcelorMittal steel mill. The facility is non-union and employs approximately 100 people. It will complement Worthington’s network of facilities in northeast Ohio, including its cold rolled steel processing facility in Cleveland and Samuel Steel Pickling Company, a joint venture, in Cleveland and Twinsburg, Ohio.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2019 fiscal year net sales of $3.8 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 71 facilities in 7 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Worthington Industries

October 7, 2019

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

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